Exhibit 10.1

[***] Certain information in this document has been omitted from this exhibit because it is both
(i) not material and (ii) would be competitively harmful if publicly disclosed.

Termination and New Consultancy Agreement

between

1.
ATAI Life Sciences AG, a German stock corporation (Aktiengesellschaft), with its business address at Wallstraße 16, 10179 Berlin, Germany, registered with the commercial register of the local court of Munich under HRB 239201.

– hereinafter “ATAI AG" –,

and

2.
ATAI Life Sciences N.V., a public company under Dutch law (naamloze vennootschap), having its corporate seat in Amsterdam, offices at Wallstraße 16, 10179 Berlin, Federal Republic of Germany, and registered with the Trade Register of the Chamber of Commerce under number 80299776.

– hereinafter “ATAI NV”

and

3.	Christian Angermayer, born on 26 April 1978, resident in [***], United Kingdom

– hereinafter “Consultant” –

– ATAI AG, ATAI NV and Consultant hereinafter jointly the “Parties“ and each a “Party“ –

Preamble

(A)	ATAI AG and Consultant entered into a consulting agreement dated January 16, 2021 (the “AG Consultancy Agreement”).

(B)
ATAI NV and Consultant desire to enter into a separate consultancy agreement (the “NV Consultancy Agreement”) with (i) an extended term, (ii) revised services (as defined herein) to be provided by Consultant to ATAI NV, and (iii) a modified compensation arrangement as provided in greater detail below.

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(C)	Therefore, ATAI AG and Consultant wish to terminate the AG Consultancy Agreement which shall be replaced by the NV Consultancy Agreement between ATAI NV and the Consultant.

NOW THEREFORE, the Parties agree as follows:

A.	Termination of AG Consultancy Agreement

ATAI AG and Consultant hereby agree to terminate the AG Consultancy Agreement subject to the NV Consultancy Agreement between ATAI NV and Consultant becoming effective.

For the avoidance of doubt and in accordance with clause 2.2 of the AG Consultancy Agreement, the AG Consultancy Agreement shall cease to have any effect (save for its clauses 4 (Remuneration), 5 (Expenses and Reimbursement), 6 (Confidentiality) and 7 (Final Provisions)).

B.	NV Consultancy Agreement

1	Services

1.1	The Consultant shall provide the following services (the “Services”):

Advising ATAI NV on various day-to-day business objectives, including but not limited to, (i) its business and financing strategy, (ii) communications strategy, (iii) investor relations initiatives and (iv) such other business objectives as determined by the Board or the Chief Executive Officer of ATAI NV. The Consultant agrees to, and is expected to, spend approximately 25% of his professional time providing the Services to ATAI NV.  For the avoidance of doubt, the time spent providing such Services does not include service in his capacity as director and Chair of the Supervisory Board of Directors of ATAI NV.

1.2
Nothing in this Consultancy Agreement or the nature of the Services of the Consultant pursuant to this NV Consultancy Agreement shall be deemed to create a fiduciary or agency relationship between the Consultant or any of its respective subsidiaries and ATAI NV or any of its subsidiaries.

1.3
During the Term, the Consultant shall provide the Services for such time as may be necessary for their proper performance. The Services shall be provided at such places as are necessary for their proper performance.

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1.4
The Consultant shall provide the Services with all due care, skill and ability and shall promptly give ATAI all such information and reports as ATAI may reasonably require in connection with the provision of the Services.

1.5
Nothing in this NV Consultancy Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Term, provided that such activity does not cause a breach of any of the Consultant's obligations under this NV Consultancy Agreement.

2	Term

2.1	This NV Consultancy Agreement shall commence upon its execution by the Parties (the “Effective Date”) and shall expire four years following such Effective Date on 5 January 2028.

2.2
Upon the expiry of the Term or upon its termination according to clause 3, this NV Consultancy Agreement shall cease to have any effect (save for clauses 4 (Remuneration), 5 (Expenses and Reimbursement), 6 (Confidentiality) and 7 (Final Provisions)).

3	Termination

3.1
The Consultant shall be entitled to terminate this NV Consultancy Agreement by giving written termination notice to ATAI NV (email sufficient) if, in the reasonable opinion of the Consultant ATAI NV is in breach of a material obligation under this NV Consultancy Agreement.

3.2
ATAI NV shall be entitled to terminate this NV Consultancy Agreement by giving written termination notice to the Consultant (email sufficient) if, in the reasonable opinion of ATAI NV the Consultant is in breach of a material obligation under this NV Consultancy Agreement.

4	Remuneration

4.1
The Consultant shall receive, for the provision of the Services, share options in accordance with ATAI NV’s 2021 Incentive Award Plan (“EIP 2021”) for selected executives, employees and consultants of ATAI NV that provides for stock options being granted to beneficiaries that will, if such options are being exercised, convert into shares in ATAI NV.

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4.2
Consultant will receive 1,658,094 share options (“Options”) under the EIP 2021.  The Options shall vest with respect to 642,000 of the shares subject to the Option based on ATAI NV’s standard four year vesting schedule with 25% vesting on the first anniversary of January 7, 2024 and the remainder vesting in thirty-six (36) substantially equal monthly installments thereafter, subject to Consultant’s continued service to ATAI NV through the applicable vesting date.  In addition, the Options shall vest with respect to 1,016,094 of the shares subject to the Option (the “Performance Option”) based on ATAI NV’s four-year TSR compared to the four-year TSR of the XBI (the “XBI TSR”) as follows and subject to Consultant’s continued service to ATAI NV through January 7, 2028:

•
25% of the Performance Option shall be eligible to vest on January 7, 2028 if ATAI NV's TSR outperforms the XBI TSR over the four year period beginning on January 1, 2024 (the "Vesting Period") by more than 10%;

•	an additional 25% of the Performance Option shall be eligible to vest on January 7, 2028 if ATAI NV's TSR outperforms the XBI TSR over the Vesting Period by more than 20%;

•	an additional 25% of the Performance Option shall be eligible to vest on January 7, 2028 if ATAI NV's TSR outperforms the XBI TSR over the Vesting Period by more than 30%; and

•	an additional 25% of the Performance Option shall be eligible to vest on January 7, 2028 if ATAI NV's TSR outperforms the XBI TSR over the Vesting Period by more than 40%.

The Options shall contain such other terms and conditions as set forth in the EIP 2021 and an option agreement as determined by ATAI NV’s supervisory board, including, with respect to the Performance Options, the determination of TSR, which may be based on a 90-day average market price.  For the avoidance of doubt, Consultant’s remuneration shall consist only of Options.  In addition, such Options shall be in addition to any remuneration the Consultant receives in his capacity as a director and Chair of ATAI NV’s supervisory board, such remuneration being set forth annually in ATAI NV’s Proxy Statement under the section titled “Executive and Director Compensation — Supervisory Director Compensation”.

4.3
In case this NV Consultancy Agreement is terminated before an applicable vesting date for any or no reason and irrespective of which Party terminates the NV Consultancy Agreement, Consultant shall be entitled to keep such Vested Options received until the effective date of termination and shall be entitled to exercise them in accordance with the EIP 2021. Following the effective date of termination, no further Options are eligible for vesting and any Options received but not vested shall be forfeited.

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5	Expenses and Reimbursement

ATAI NV shall pay all reasonable and duly documented business expenses of the Consultant (other than consultancy fees) related to the Services and (to the extent they have been agreed in advance by ATAI) fees and expenses of external advisors, if any, plus any applicable VAT thereto. The aforementioned costs and expenses arising in connection with this NV Consultancy Agreement shall be paid ATAI NV subject to the terms of the ATAI NV expense reimbursement policy and after presentation of duly documented evidence in the currency of invoice and in immediately available, freely transferable cleared funds to such bank account as the Consultant notifies to ATAI NV.

6	Confidentiality

6.1
ATAI NV and Consultant undertake, in respect of them and also on behalf of their Affiliates and representatives to keep confidential and not disclose the content of this NV Consultancy Agreement, its conclusion and implementation as well as any confidential information obtained from ATAI NV and/or its Affiliates, except if and to the extent (i) disclosure is expressly agreed among the ATAI NV and Consultant, (ii) the relevant facts or circumstances are publicly known or become publicly known without any violation of this clause; (iii) disclosure is required pursuant to any statute or law, official, judicial or administrative orders, requirements or provisions or regulations relating to a stock exchange; (iv) disclosure is made to attorneys, accountants, tax consultants, and other professional advisors of a Party, provided that such advisors are subject to secrecy duty by law or a corresponding confidentiality obligation; or (v) disclosure is made to a third party, that can reasonably be expected to subscribe for or acquire shares in ATAI NV, provided reasonable measures are in place or have been taken that such potential third party acquirer and/or subscriber will keep confidential the content of this NV Consultancy Agreement as well as any other confidential information obtained.

6.2	The provisions of this clause shall remain in force also following the execution of this NV Consultancy Agreement.

7	Final Provisions

7.1
“Affiliate” shall be any entity that is controlling, controlled by or under the common control of another person or entity, whereas “control” means the ability of such controlling person/entity to determine the affairs of another entity by way of (i) holding shares, (ii) possession of voting rights, or (iii) any other way whatsoever (in each case whether directly or indirectly), in particular including any affiliated entity (verbundene Unternehmen) as defined in sec. 15 et seq of the German Stock Corporation Act (Aktiengesetz).

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7.2	ATAI NV and Consultant shall not be entitled to assign any rights or claims under this NV Consultancy Agreement without the prior written consent of the respective other Party.

7.3
This NV Consultancy Agreement contains the entire agreement of the ATAI NV and Consultant with respect to the subject matter hereof and supersedes any previous agreements. There are no side agreements.

7.4
Any amendments and supplements to this NV Consultancy Agreement as well as waiver of any provision of this NV Consultancy Agreement, including this Clause 7.4, shall be valid only if made in writing (DocuSign sufficient), unless a stricter form is required by law.

7.5
Any notice or other communication between the Parties in connection with this NV Consultancy Agreement shall be in writing, in English language, and shall be considered as sufficiently given or served of delivered by hand or sent by courier or facsimile to the addresses as set out at the beginning of this NV Consultancy Agreement or at such other addresses or numbers which each Party may communicate to the other Party pursuant to this Clause 7.5.

7.6	This NV Consultancy Agreement shall be governed by the laws of the Federal Republic of Germany.

7.7	To the extent permissible by law, exclusive place of jurisdiction for any and all disputes resulting from or arising in connection with this NV Consultancy Agreement is Berlin, Germany.

7.8
If a provision of this NV Consultancy Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this NV Consultancy Agreement shall not be affected thereby. The invalid provisions shall be deemed replaced and the gap shall be deemed filled by a legally valid arrangement, which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this NV Consultancy Agreement if they had recognized the invalid provision or gap.

[signature page follows]

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For ATAI Life Sciences NV:		For Consultant:

San Francisco, USA		London, U.K.

07 January 2024
07 January 2024
(Place, Date)		(Place, Date)

/s/ Florian Brand
/s/ Christian Angermayer
Name:	Florian Brand	Name:	Christian Angermayer

Position: Chief Executive Officer		Position: Consultant

For ATAI Life Sciences AG:

San Francisco, USA

07 January 2024
(Place, Date)

/s/ Florian Brand
Name:	Florian Brand

Position: Chief Executive Officer

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